Exhibit 10.16

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 14, 2023, is entered into by and among Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, each, a “Stockholder” and together, the “Stockholders”).

RECITALS

WHEREAS, Acquiror, the Company and Austria Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Acquiror (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the sole record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; and such Owned Shares, together with (1) any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and each Stockholder hereby agree as follows:

1.Agreement to Vote.   During the period beginning on the date of this Agreement and ending on the valid termination of this Agreement in accordance with Section 3 of this Agreement (the “Applicable Period”), each Stockholder in such Person’s capacity as a stockholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, their Written Consent as promptly as practicable to the extent permitted by applicable Law following their receipt of the Information Statement to be delivered in accordance with Section 8.2(g) of the Merger Agreement (which, for clarity, such Information Statement shall be delivered by the Company to such Stockholder following the date that the Proxy Statement/Registration Statement becomes effective). In addition, each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a)when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of (i) the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) any proposal to adjourn such meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Company Common Stock present in person or represented by proxy at such meeting to constitute a quorum and (iii) any other matters set forth in the Written Consent necessary for consummation of the transactions contemplated by the Merger Agreement; and

(c)vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Company Acquisition Proposal and (ii) any other action that would reasonably be expected to (A) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (B) to the knowledge of such Stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.

2.No Inconsistent Agreements.   During the Applicable Period, each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

3.Termination.   This Agreement shall terminate upon the earlier of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror and each Stockholder (the earlier of such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”). The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement; provided that the provisions set forth in Sections 12 through 23 shall survive the termination of this Agreement.

4.Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants (severally and not jointly as to himself, herself or itself only) to Acquiror as follows:

(a)Such Stockholder owns exclusively of record (and is the sole beneficial owner of), and has good, valid and marketable title to, such Stockholder’s Covered Shares, free and clear of any Liens (other than those arising under applicable securities laws, as would not otherwise restrict the performance of such Stockholder’s obligations pursuant to this Agreement, as created by this Agreement or the organizational documents of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Exhibit A, such Stockholder does not own (of record or beneficially) any shares of Company Common Stock (or any securities convertible into shares of capital stock or other voting securities of the Company) or any interest therein.

(b)Such Stockholder (i) except as provided in this Agreement or the organizational documents of the Company, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect, with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) to the Stockholder’s knowledge, has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, hers or its obligations pursuant to this Agreement and has no knowledge and is not aware of any such agreement or undertaking.

(c)If the Stockholder is not an individual, such Stockholder (i) is a legal entity duly organized and validly existing, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is an individual, he or she has all the requisite capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legally valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d)Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, to the Stockholder’s knowledge, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Merger Agreement.

(e)The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement, will not (i) constitute or result in a breach or violation of, or a default under, the governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, or the creation, modification or acceleration of any obligations under, any Contract binding upon such Stockholder, (iii) conflict with or violate any Law to which such Stockholder is subject, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (v) constitute or result in the creation of any Lien on such Stockholder’s Covered Shares (other than those arising under applicable securities laws, as would not otherwise restrict the performance of such Stockholder’s obligations pursuant to this Agreement, as created by this Agreement or the organizational documents of the Company), in each case, in a manner that could reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform his, her or its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement and this Agreement.

(f)As of the date hereof, (i) there are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder in writing and (ii) the Stockholder is not a party to or subject to the provisions of any Governmental Order, in each case, that, in any manner, questions the beneficial or record ownership of such Stockholder’s Covered Shares or challenges or seeks to prevent, enjoin, impair, materially and adversely affect or materially delay the performance by such Stockholder of his, her or its obligations under this Agreement.

(g)The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently, based on such information as the Stockholder has deemed appropriate and without reliance upon Acquiror, the Company or any Affiliate of Acquiror or the Company, made his, her or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that that he, she or it has had the opportunity to seek independent legal advice prior to executing this Agreement. Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement and that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h)Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i)No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder of the Company.

5.Certain Covenants of the Stockholders.   During the Applicable Period, except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)No Solicitation.   Such Stockholder shall not, and shall instruct its Representatives not to, (i) make any proposal or offer that constitutes a Company Acquisition Proposal; (ii) initiate or have any discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (iii) approve or propose publicly to approve any Company Acquisition Proposal or (iv) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal. Such Stockholder also agrees that immediately following the execution of this Agreement he, she or it shall, and shall cause each of his, her or its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than the Acquiror and its Representatives). Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 6.07 of the Merger Agreement shall not in itself be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder shall remain responsible for his, her or its breach of this Section 6(a)).

(b)Each Stockholder agrees that he, she or it shall not, directly or indirectly (except in each case pursuant to the Merger Agreement or as may be required by a Governmental Order or other Law), (a) Transfer (as such term is defined below) any of his, her or its Covered Shares or (b) deposit any of his, her or its Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; except, in each case of (a) and (b), if the Stockholder is an entity, to or with any partner, member or Affiliate of the Stockholder ( a “Permitted Action”); provided, further, that any Permitted Action shall be permitted only if, as a precondition, the transferee executes this Agreement.

(c)As used herein, the term “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Share, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d)Prior to the Closing, each Stockholder agrees to deliver to the Company a counterpart to the Lockup Agreement, duly executed by such Stockholder.

6.Appraisal and Dissenters’ Rights.   The Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Merger Agreement that the Stockholder may have by virtue of ownership of the Covered Shares.

7.Further Assurances.   Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Merger Consideration) or the consummation of the transactions contemplated hereby and thereby, except for any action to enforce such Stockholder’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Stockholder is a party to.

8.Disclosure, Public Announcements.   Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement. Until the Termination Date, neither the Stockholder nor any of his, her or its Affiliates shall issue any press release or make any other public announcement or public statement with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (each, a “Public Communication”), without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except as required by applicable Law or any Governmental Authority of competent jurisdiction (including pursuant to any court process), in which case, to the extent permissible by applicable Law and legal process, the Stockholder shall provide each of Acquiror and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby) in advance of its issuance and shall give reasonable and good faith consideration to any such comments.

9.Changes in Capital Stock.   In the event (i) of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Merger Sub, the Company and the applicable Stockholder.

11.Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non-delivery is received (and otherwise as of the immediately following Business Day), addressed as follows::

If to Acquiror or Merger Sub, to:

Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380
Attn: James A. Graf and Anthony Kuznik
E-mail: james@grafacq.com and tony@grafacq.com

and

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu and Elliott Smith
E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

If to a Stockholder, to the address or email address set forth opposite such Stockholder’s name on Exhibit A.

13.Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall be effective and binding upon each Stockholder upon such time as the Merger Agreement is executed by the Company, Acquiror and Merger Sub.

14.No Third-Party Beneficiaries.   Such Stockholder hereby agrees that his, her or its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

15.Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any other court sitting in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection he, she or it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.Assignment; Successors.   Except as expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror in whole or in part (whether by operation of Law or otherwise) without the prior written consent of (i) Acquiror, (ii) the Company and (iii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote his, her or its Covered Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18.Grant of Irrevocable Proxy.   Each Stockholder hereby irrevocably grants and appoints the Company and any designee of the Company, and each of them individually (collectively, the “Grantees”), as his, her or its proxy and attorney-in-fact, with full power of substitution and resubstitution, to the fullest extent of such Stockholder’s rights with respect to the Covered Shares, effective as of the date hereof and continuing until the Termination Date (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Shares as required pursuant to Section 1 hereof, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered Shares. The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Other than as provided in this Section 18, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares.

19.No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

20.Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

22.Directors and Officers.   Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company or as an observer to the Company Board. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Common Stock.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
Name: /s/ James A. Graf
Title: Chief Executive Officer

[Signature Page to Support Agreement]

NKGEN BIOTECH, INC.

By:	/s/Paul Y. Song, MD
Name: Paul Y. Song, MD
Title: Chief Executive Officer

[Signature Page to Support Agreement]

STOCKHOLDER:

NKMAX Co., Ltd.

/s/ Sangwoo Park

Signature

April 14, 2023

Date of signature

Sangwoo Park

Name of signer (for entities)

Chief Executive Officer

Title of signer (for entities)

[Signature Page to Support Agreement]